Exhibit 99.1

News Release

Contact:
Jon Kimmins, CFO
(510) 723-8639
For Immediate Release
Ken Dennard
Dennard • Lascar Associates
(832) 594-4004
ken@dennardlascar.com

MEN’S WEARHOUSE REPORTS

FISCAL 2014 FIRST QUARTER RESULTS

•                  Q1 2014 GAAP diluted earnings per share were $0.34 and adjusted diluted earnings per share were $0.69 compared to $0.65 diluted earnings per share last year

•                  Men’s Wearhouse first quarter comparable sales increased 2.9%

•                  Moores, our Canadian brand, comparable sales increased 6.0%

•                  Conference call scheduled for Friday, June 6th at 9:00 a.m. eastern

FREMONT, CA — June 5, 2014 — The Men’s Wearhouse (NYSE: MW) today announced consolidated financial results for the fiscal first quarter ended May 3, 2014.

Total net sales for fiscal first quarter 2014 increased 2.3% to $630.5 million, and total Men’s Wearhouse brand revenues were up 4.8% over fiscal first quarter 2013.  GAAP diluted EPS for fiscal first quarter 2014 was $0.34 and adjusted EPS was $0.69 excluding one-time costs(1).

Doug Ewert, Men’s Wearhouse president and chief executive officer, commented, “We were pleased to report adjusted EPS of $0.69 despite the Easter-driven tuxedo timing shift that moved revenue to the second quarter.  Our Men’s Wearhouse stores performed above plan with sales growing 4.8% over last year’s first quarter and comparable sales up 2.9%.  Moores’ revenue was negatively affected by currency exchange rates during the quarter but performed very well, with comparable store sales rising 6.0%.   While GAAP operating income decreased, we grew adjusted operating income for all retail brands and were able to leverage SG&A despite an increase in advertising.

“We are excited about our near-term and long-term opportunities.  As previously disclosed, the Federal Trade Commission terminated the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.  We now expect to complete the combination of Men’s Wearhouse and Jos. A. Bank within the next few weeks and look forward to achieving the benefits of the combination for our shareholders,” concluded Ewert.

FIRST QUARTER CONSOLIDATED RESULTS REVIEW

Total net sales for the fiscal 2014 first quarter increased 2.3% or $13.9 million to $630.5 million from $616.5 million.  Retail segment sales for the quarter increased by 2.4% or $13.5 million and corporate apparel sales increased by 0.8% or $0.5 million as compared to the prior year quarter.

(1) Adjusted net earnings exclude $26.5 million ($16.6 million after tax or $0.35 per diluted share) in costs related to various strategic projects, primarily Jos. A. Bank and cost reduction initiatives.   Adjusted diluted earnings per share may not sum due to rounded numbers.

The consolidated total gross margin was up $5.4 million or 2.0% to the prior year quarter.  The total gross margin rate decreased 13 basis points primarily due to promotional events and a decrease in the tuxedo rental services gross margin rate as a result of increased royalty expenses.  The retail segment total gross margin was up 2.2% and the corporate apparel gross margin decreased 1.9%.

GAAP SG&A expenses were $256.1 million.  Adjusted SG&A expenses of $229.6 million increased by $4.3 million from the prior year or 1.9% primarily due to an increase in advertising expense.  Adjusted SG&A expenses exclude $26.5 million in costs related to various strategic projects, primarily Jos. A. Bank and cost reduction initiatives.

GAAP net earnings were $16.5 million.  Adjusted net earnings for the fiscal 2014 first quarter were $33.1 million, or $0.69 adjusted earnings per share compared to net earnings of $33.1 million, or $0.65 diluted earnings per share last year.

FIRST QUARTER SALES REVIEW

The table that follows is a summary of net sales for fiscal 2014 first quarter.  The dollars shown are U.S. dollars in millions and due to rounded numbers may not sum.  The Moores comparable sales change is based on the Canadian dollar.  Comparable sales exclude the net sales of a store for any month of one period if the store was not open throughout the same month of the prior period and include e-commerce net sales.

First Quarter Net Sales Summary — Fiscal 2014

			Net Sales	Comparable Sales Change
	Net Sales Change		Current Quarter	Current Quarter	Prior Year Quarter
Total Retail Segment	2.4%	$13.5	$573.6
Men’s Wearhouse	4.8%	$19.1	$421.0	2.9%	1.6%
Moores	(2.4)%	$(1.3)	$52.5	6.0%	(7.0)%
K&G	(5.1)%	$(4.9)	$92.4	(1.2)%	(6.7)%
MW Cleaners	7.1%	$0.5	$7.7

Corporate Apparel Segment	0.8%	$0.5	$56.8

Total Company	2.3%	$13.9	$630.5

Net sales at core flagship brand Men’s Wearhouse stores, which represented 67% of total first quarter sales were up 4.8% from last year’s first quarter sales and comparable sales increased 2.9%.  On a comparable basis an increase in average transactions per store more than offset a decrease in clothing product average unit retails (or the net selling price per unit). The higher margin tuxedo rental revenues comparable store sales increased 4.0% in the first quarter of 2014.

Moores, the Canadian retail brand, was 8% of the total first quarter sales and had a comparable sales increase of 6.0% due mainly to increases in average transactions per store and units sold per transaction.  These were slightly offset by a decrease in clothing product average unit retails.  Net sales change for Moores decreased 2.4% due to an unfavorable change in the currency translation rate.   K&G was 15% of the Company’s total first quarter sales with a comparable sales decrease of 1.2% with lower average unit retails and average transactions per store that more than offset increased units sold per transaction.  The Corporate Apparel segment, which represented 9% of total first quarter sales, had a sales increase of 0.8%.

CONFERENCE CALL AND WEBCAST INFORMATION

At 9:00 a.m. Eastern time on Friday, June 6, 2014, Company management will host a conference call and real time webcast to review first quarter 2014 results.

To access the conference call, dial 719-325-2435.  To access the live webcast presentation, visit the Investor Relations section of the Company’s website at http://ir.menswearhouse.com. A telephonic replay will be available through June 13, 2014 by calling 719-457-0820 and entering the access code of 7007670#, or a webcast archive will be available free on the website for approximately 90 days.

STORE INFORMATION

	May 3, 2014		May 4, 2013		February 1, 2014
	Number of Stores	Sq. Ft. (000’s)	Number of Stores	Sq. Ft. (000’s)	Number of Stores	Sq. Ft. (000’s)

Men’s Wearhouse	670	3,820.4	644	3,680.5	661	3,774.3

Men’s Wearhouse and Tux	244	338.9	281	384.6	248	344.0

Moores, Clothing for Men	120	764.8	120	764.4	121	769.3

K&G (a)	94	2,228.8	96	2,282.0	94	2,228.8

Total	1,128	7,152.9	1,141	7,111.5	1,124	7,116.4

(a)  85, 92 and 85 stores, respectively, offering women’s apparel.

Founded in 1973, Men’s Wearhouse is one of North America’s largest specialty retailers of men’s apparel with 1,128 stores.  The Men’s Wearhouse, Moores and K&G stores carry a full selection of suits, sport coats, furnishings and accessories in exclusive and non-exclusive merchandise brands and Men’s Wearhouse and Tux stores carry a limited selection.  Most K&G stores carry a full selection of women’s apparel.  Tuxedo rentals are available in the Men’s Wearhouse, Moores and Men’s Wearhouse and Tux stores.  Additionally, Men’s Wearhouse operates a global corporate apparel and workwear group consisting of Twin Hill in the United States and Dimensions, Alexandra and Yaffy in the United Kingdom.  Investors can find additional information at http://ir.menswearhouse.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are not guarantees of future performance and a variety of factors could cause actual results to differ materially from the anticipated or expected results expressed in or suggested by these forward-looking statements.  These forward-looking statements may be significantly impacted by various factors, including, but not limited to: actions by governmental entities, domestic and international economic activity and inflation, success, or lack thereof, in executing our internal operating plans and new store and new market expansion plans, including successful integration of acquisitions, performance issues with key suppliers, disruption in buying trends due to homeland security concerns, severe weather, foreign currency fluctuations, government export and import policies, aggressive advertising or marketing activities of competitors; and legal proceedings. Future results will also be dependent upon our ability to continue to identify and complete successful expansions and penetrations into existing and new markets and our ability to integrate such expansions with our existing operations.

These forward-looking statements are based upon management’s current beliefs or expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies and third-party approvals, many of which are beyond our control.  The following factors, among others, could cause actual results to differ materially from those expressed or implied in the forward-looking statements:  (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Agreement and Plan of Merger by and among Men’s Wearhouse, Inc.,  Java Corp. and Jos. A. Bank Clothiers, Inc., (2) the failure to consummate the acquisition of Jos. A. Bank for reasons including that the conditions to Men’s Wearhouse’s offer to purchase all outstanding shares of Jos. A. Bank’s common stock, including the condition that a minimum number of shares be tendered and not withdrawn, are not satisfied or waived by Men’s Wearhouse, (3) the possibility that the expected benefits from the proposed transaction will not be realized within the anticipated time period, (4) the risks related to the costs and difficulties related to the integration of Jos. A. Bank’s business and operations with Men’s Wearhouse’s business and operations, (5) the inability to obtain, or delays in obtaining, cost savings and synergies from the transaction, (6) unexpected costs, charges or expenses resulting from the transaction, (7) litigation relating to the transaction, (8) the inability to retain key personnel and (9) the possible disruption that may be caused by the transaction to the business and operations of Men’s Wearhouse and its relationships with customers, employees and other third parties.

The forward-looking statements in this press release speak only as of the date hereof. Men’s Wearhouse undertakes no obligation to revise or update publicly any forward-looking statement, except as required by law.  Other factors that may impact the forward-looking statements are described in Men’s Wearhouse’s annual report on Form 10-K for the fiscal year ended February 1, 2014.  For additional information on Men’s Wearhouse, please visit the Company’s websites at www.menswearhouse.com, www.mooresclothing.com, www.kgstores.com, www.twinhill.com, www.dimensions.co.uk and www.alexandra.co.uk.

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

FOR THE THREE MONTHS ENDED

May 3, 2014 and May 4, 2013

(In thousands, except per share data)

	Three Months Ended				Variance
		% of		% of			Basis
	2014	Sales	2013	Sales	Dollar	%	Points

Net sales:
Retail clothing product	$433,024	68.68%	$423,737	68.73%	$9,287	2.19%	(0.05)
Tuxedo rental services	101,663	16.12%	98,482	15.97%	3,181	3.23%	0.15
Alteration and other services	38,962	6.18%	37,962	6.16%	1,000	2.63%	0.02
Total retail sales	573,649	90.99%	560,181	90.86%	13,468	2.40%	0.13
Corporate apparel clothing product sales	56,825	9.01%	56,355	9.14%	470	0.83%	(0.13)
Total net sales	630,474	100.00%	616,536	100.00%	13,938	2.26%	0.00

Total cost of sales	347,110	55.06%	338,616	54.92%	8,494	2.51%	0.13

Gross margin (a):
Retail clothing product	241,547	55.78%	238,254	56.23%	3,293	1.38%	(0.45)
Tuxedo rental services	86,346	84.93%	83,984	85.28%	2,362	2.81%	(0.34)
Alteration and other services	11,240	28.85%	9,544	25.14%	1,696	17.77%	3.71
Occupancy costs	(72,847)	(12.70)%	(71,274)	(12.72)%	(1,573)	(2.21)%	0.02
Total retail gross margin	266,286	46.42%	260,508	46.50%	5,778	2.22%	(0.08)
Corporate apparel clothing product margin	17,078	30.05%	17,412	30.90%	(334)	(1.92)%	(0.84)
Total gross margin	283,364	44.94%	277,920	45.08%	5,444	1.96%	(0.13)

Selling, general and administrative expenses	256,083	40.62%	225,367	36.55%	30,716	13.63%	4.06

Operating income	27,281	4.33%	52,553	8.52%	(25,272)	(48.09)%	(4.20)

Net interest	(1,074)	(0.17)%	(223)	(0.04)%	(851)	381.61%	(0.13)

Earnings before income taxes	26,207	4.16%	52,330	8.49%	(26,123)	(49.92)%	(4.33)

Provision for income taxes	9,749	1.55%	19,374	3.14%	(9,625)	(49.68)%	(1.60)

Net earnings including non-controlling interest	16,458	2.61%	32,956	5.35%	(16,498)	(50.06)%	(2.73)

Net loss attributable to non-controlling interest	28	0.00%	135	0.02%	(107)	79.26%	0.02

Net earnings attributable to common shareholders	$16,486	2.61%	$33,091	5.37%	$(16,605)	(50.18)%	(2.75)

Net earnings per diluted common share attributable to common shareholders	$0.34		$0.65

Weighted-average diluted common shares outstanding	47,974		50,788

(a)  Gross margin percent of sales is calculated as a percentage of related sales.

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	May 3,	May 4,
	2014	2013

ASSETS

Current assets:
Cash and cash equivalents	$95,923	$155,099
Accounts receivable, net	67,778	64,468
Inventories	645,772	598,916
Other current assets	84,803	66,544

Total current assets	894,276	885,027
Property and equipment, net	406,784	390,077
Tuxedo rental product, net	148,120	144,089
Goodwill	127,098	87,313
Intangible assets, net	57,966	31,357
Other assets	6,734	6,318

Total assets	$1,640,978	$1,544,181

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$168,826	$161,533
Accrued expenses and other current liabilities	220,452	185,133
Income taxes payable	4,277	6,366
Current maturities of long-term debt	10,000	—

Total current liabilities	403,555	353,032

Long-term debt	85,000	—
Deferred taxes and other liabilities	109,696	92,099

Total liabilities	598,251	445,131

Equity:
Preferred stock	—	—
Common stock	480	728
Capital in excess of par	417,622	388,497
Retained earnings	580,373	1,214,087
Accumulated other comprehensive income	33,302	33,824
Treasury stock, at cost	(3,407)	(550,815)

Total equity attributable to common shareholders	1,028,370	1,086,321

Non-controlling interest	14,357	12,729

Total equity	1,042,727	1,099,050

Total liabilities and equity	$1,640,978	$1,544,181

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

FOR THE THREE MONTHS ENDED

May 3, 2014 and May 4, 2013

(In thousands)

	Three Months Ended
	2014	2013

CASH FLOWS FROM OPERATING ACTIVITIES:

Net earnings including non-controlling interest	$16,458	$32,956
Non-cash adjustments to net earnings:
Depreciation and amortization	21,929	21,355
Tuxedo rental product amortization	7,497	7,328
Other	(1,620)	10,339
Changes in operating assets and liabilities	25,549	(1,312)

Net cash provided by operating activities	69,813	70,666

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(22,543)	(25,127)
Proceeds from sales of property and equipment	—	38

Net cash used in investing activities	(22,543)	(25,089)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	4,373	1,359
Payments of term loan	(2,500)	—
Deferred financing costs	(1,389)	(1,771)
Cash dividends paid	(8,812)	(9,263)
Tax payments related to vested deferred stock units	(5,732)	(3,310)
Excess tax benefits from share-based plans	3,002	199
Repurchases of common stock	(251)	(33,009)

Net cash used in financing activities	(11,309)	(45,795)

Effect of exchange rate changes	710	(746)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	36,671	(964)

Balance at beginning of period	59,252	156,063
Balance at end of period	$95,923	$155,099